Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Investors Paul Massoud 813-775-4260 paul.massoud@mosaicco.com	Media William Barksdale 813-775-4208 william.barksdale@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2022 RESULTS
•Third quarter net income of $842 million, Adjusted EBITDA(1) of $1.7 billion
•Cash from Operations of $889 million, Free Cash Flow(1) of $587 million
•Year-to-date capital return totaled $1.8 billion, including $1.6 billion of share repurchases

TAMPA, FL, November 7, 2022 - The Mosaic Company (NYSE: MOS), reported net income of $842 million, or $2.42 per diluted share, for the third quarter of 2022. Adjusted EPS(1) was $3.22 and Adjusted EBITDA(1) was $1.7 billion. Gross margin was $1.5 billion.

“Mosaic delivered record sales in the first nine months of 2022, and we expect favorable fundamentals as we conclude the year and look forward to 2023,” said Joc O’Rourke, President and CEO. “We are returning capital to shareholders while strengthening the balance sheet and investing in the business to generate strong results throughout the cycle.”

Highlights:
•Third quarter revenues were up 56 percent year-over-year to $5.3 billion. The gross margin rate in the quarter was 28 percent, up from 25 percent in third quarter of 2021.
•Adjusted EBITDA totaled $1.7 billion, up from the prior year period total of $969 million. The company generated cash flow from operations of $889 million and free cash flow of $587 million(1).
•Potash operating earnings totaled $793 million, up from $220 million in the prior year period, and adjusted EBITDA totaled $871 million, up from $272 million in the third quarter of 2021.
•Phosphates operating earnings totaled $131 million, down from $326 million in the prior year period. This quarter's operating earnings included $226 million of notable items, most of which was related to a noncash adjustment to future asset retirement obligation expenses. Third quarter adjusted EBITDA totaled $481 million, up from $479 million last year.
•Mosaic Fertilizantes operating earnings totaled $323 million and adjusted EBITDA totaled $343 million in the third quarter of 2022. This compares to operating earnings of $290 million and adjusted EBITDA of $317 million from the prior year period.
•Equity earnings from MWSPC, the joint venture in Saudi Arabia, totaled $72 million in the third quarter and $137 million year-to date, which is excluded from adjusted EBITDA.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•The company remains committed to its capital allocation strategy:
•Mosaic returned $1.8 billion to shareholders during the first nine months of 2022, including $1.6 billion of share repurchases, which represents 96% of free cash flow(1) and 58% of net income. Mosaic remains committed to returning 100% of 2022 free cash flow(1), after debt reduction commitments are met, to shareholders through a combination of share repurchases and dividends. As of the end of the third quarter, Mosaic had completed the second $1.0 billion authorization approved by the Board last February and had begun repurchasing shares under the most recently approved $2.0 billion authorization.

•The company expects to complete its goal of reducing long-term debt by $1.0 billion with the retirement of $550 million later this month. Mosaic has no plan to further reduce long-term debt.

•Total expected capital expenditures in 2022 remain unchanged at $1.3 billion. Growth investments reflect the optimization of the Esterhazy complex, a restart of the second mill at Colonsay, and reserve additions for a mine extension at South Fort Meade.

Third Quarter Segment Results

Potash Results	Q3 2022	Q2 2022	Q3 2021
Sales Volumes million tonnes*	2.1	2.3	1.8
MOP Selling Price(2)	$666	$678	$290
Gross Margin (GAAP) per tonne	$373	$403	$131
Adjusted Gross Margin (non-GAAP) per tonne(1)	$373	$403	$131
Operating Earnings - millions	$793	$915	$220
Segment Adjusted EBITDA(1) - millions	$871	$998	$272
*Tonnes = finished product tonnes

Net sales in the Potash segment totaled $1.4 billion, up from $589 million one year ago, due to higher prices and volumes. Gross margin was $799 million compared to $236 million for the same period a year ago, as higher pricing and volumes were partially offset by higher royalties and Canadian resource taxes. Gross margin per tonne was $373 compared to $131 in the prior-year period.
Total potash production was 2.3 million tonnes, up from 1.6 million tonnes in the prior year period, reflecting the contribution from K3 and Colonsay. Sales volumes totaled 2.1 million tonnes, up from 1.8 million tonnes in the prior year quarter.
MOP cash costs were $78 per tonne, compared to $72 per tonne in the prior year period. Costs reflected the inclusion of production from the higher-cost Colonsay mine, higher natural gas costs at Belle Plaine, and higher price-related royalties.
Sales volumes in the fourth quarter are expected to be 2.0-2.2 million tonnes with realized mine-gate MOP prices in the range of $580-$630 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Phosphate Results	Q3 2022	Q2 2022	Q3 2021
Sales Volumes million tonnes*	1.7	1.7	1.8
DAP Selling Price(4)	$809	$920	$605
Gross Margin (GAAP) per tonne	$217	$383	$198
Adjusted Gross Margin (non-GAAP) per tonne(1)	$222	$383	$208
Operating Earnings - millions	$131	$578	$326
Segment Adjusted EBITDA(1) - millions	$481	$758	$479
*Tonnes = finished product tonnes

Net sales in the Phosphate segment were $1.6 billion, up from $1.3 billion in the prior year period, due to higher year-over-year prices. Gross margin was $358 million, compared to $364 million for the same period a year ago, as improved pricing was offset by lower volumes and higher raw material costs. Gross margin per tonne was $217 compared to $198 in the prior-year period, reflecting the impact of higher unit prices.
Production of finished phosphates totaled 1.7 million tonnes, down 4 percent year-over-year, and sales volumes totaled 1.7 million tonnes, down 10 percent year-over-year. Lower production was a result of plant turnarounds and the impact of Hurricane Ian at the end of the quarter. Cash conversion costs were $85 per tonne, up from the year ago level of $68 per tonne, reflecting the impact of rising inflation and the hurricane.
Mosaic benefited from its advantaged ammonia cost position during the third quarter. The price of ammonia realized in cost of goods sold averaged $665 per tonne, well below the $1,070 per tonne average third quarter spot price.
Sales volumes in the fourth quarter are expected to be 1.7-2.0 million tonnes with DAP prices on an FOB basis averaging $700-$750 per tonne. Lower raw material prices are expected to provide a sequential benefit of $40-$45 per tonne in the fourth quarter.

Mosaic Fertilizantes Results	Q3 2022	Q2 2022	Q3 2021
Sales Volumes million tonnes*	2.8	2.3	3.4
Finished Product Selling Price	$931	$974	$524
Gross Margin (GAAP) per tonne	$123	$194	$99
Adjusted Gross Margin (non GAAP) per tonne(1)	$118	$194	$98
Operating Earnings - millions	$323	$420	$290
Segment Adjusted EBITDA(1) - millions	$343	$444	$317
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $2.6 billion, up from $1.8 billion in the prior year period due to higher year-over-year prices, partially offset by lower volumes. Higher costs of goods sold reflect higher prices for purchased nitrogen and potash products for distribution and sulfur and ammonia for phosphate production.
Gross margin was $348 million, compared to $332 million for the same period a year ago, primarily as a result of improved pricing and transformation benefits, partially offset by higher raw material costs, inflationary pressures on production costs, and lower volumes. Gross margin per tonne was $123 in the third quarter, up from $99 in the prior year period.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)

Other
Selling, general, and administrative costs (SG&A) were $125 million, up from $98 million in the year-ago period. As part of ongoing transformation efforts, Mosaic has initiated a "Global Digital Acceleration" program aimed at extracting efficiencies through the optimization of its internal technology systems, and this has resulted in increased spending related to information technology consulting.
The effective tax rate during the quarter was 26.1 percent. The company expects an effective rate for full year 2022 in the mid-20 percent range under current tax laws and regulations.
Market Outlook
Grain and oilseed markets are expected to remain tight through 2022 and 2023. The disruption to Ukraine's agricultural production caused by war, coupled with poor growing conditions in several major growing regions like the Americas, Europe and China, have resulted in lower global agricultural production. This suggests that global stocks-to-use ratios, already projected at 20-year lows, will remain under pressure.

Historically elevated crop prices, coupled with fertilizer pricing that has moderated from the post-Ukraine-invasion spike, justifies a return to normal nutrient applications. In North America, sentiment has improved significantly from the spring season. As a result, fall nutrient application rates are trending toward normal levels, and this is expected to deplete channel inventories. In Brazil, nutrient prices remain historically elevated but have retreated to levels that are incenting in-country shipments, which are expected to pull year-end inventories down to levels comparable to last year. In India, government subsidies, particularly for phosphates, are expected to remain at levels that support imports.

For both potash and phosphates, supply constraints remain. In potash, we maintain our expectation that annual production from Belarus will be down 8 million tonnes year-over-year in 2022, and very little recovery is expected next year. In phosphates, China's exports are estimated to be reduced by as much as 5 million tonnes versus 2021, and current export restrictions are expected to be extended into 2023. Together, the fundamental tightness in global markets for both potash and phosphates is expected to persist well into 2023 and quite likely beyond.

2022 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2022:

Modeling Assumptions	Full Year 2022
Total Capital Expenditures	$1.3 billion
Depreciation, Depletion & Amortization	$890 - $900 million
Selling, General, and Administrative Expense	$460 - $490 million
Net Interest Expense	$130 - $140 million
Non-notable adjustments	$100 - $110 million
Effective tax rate	Mid 20’s %
Cash tax rate	Low 20's %
Sensitivities Table Using 2021 Cost Structure
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2021 actual realized pricing and sales volumes.

Sensitivity	Full year Adj. EBITDA impact(1)	2021 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $64 million (5)	$285
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $94 million	$564
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.39

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Tuesday, November 8, 2022, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 412-902-6506, Conference ID: 6058962 . All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, adjusted gross margin referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding and/or including certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended December 31, 2020, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2022, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.80):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(61)	$16	$(0.13)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(76)	20	(0.16)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	4	(0.02)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	14	(4)	0.03
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(12)	(0.04)
ARO Adjustment	Phosphates	Other operating income (expense)	(143)	36	(0.31)
Environmental reserve	Phosphates	Other operating income (expense)	(71)	18	(0.15)
Hurricane Ian idle costs	Phosphates	Cost of goods sold	(9)	2	(0.02)
Insurance proceeds	Phosphates	Other operating income (expense)	4	(1)	0.01
ARO Adjustment	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	(0.01)
Total Notable Items			$(357)	$80	$(0.80)
For the three months ended September 30, 2021, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.38):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(100)	$25	$(0.19)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(26)	6	(0.05)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(11)	3	(0.03)
Pre-acquisition reserve adjustment	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(19)	(0.05)
ARO Adjustment	Phosphates	Other operating income (expense)	(13)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	3	(1)	0.01
Hurricane Ida recovery	Phosphates	Cost of goods sold/Other income (expense)	(18)	5	(0.03)
Total Notable Items			$(168)	$23	$(0.38)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net sales	$5,348.5	$3,418.6	$14,643.9	$8,516.4
Cost of goods sold	3,846.5	2,554.1	9,856.5	6,464.7
Gross margin	1,502.0	864.5	4,787.4	2,051.7
Selling, general and administrative expenses	124.5	97.7	365.1	307.0
Mine closure costs	—	—	—	158.1
Other operating expense	222.8	65.2	337.6	87.8
Operating earnings	1,154.7	701.6	4,084.7	1,498.8
Interest expense, net	(30.6)	(47.8)	(104.0)	(130.1)
Foreign currency transaction gain (loss)	(61.1)	(100.1)	22.4	(34.8)
Other income (expense)	(2.3)	0.6	(37.8)	5.0
Earnings from consolidated companies before income taxes	1,060.7	554.3	3,965.3	1,338.9
Provision for income taxes	276.6	176.6	1,018.3	352.2
Earnings from consolidated companies	784.1	377.7	2,947.0	986.7
Equity in net earnings (loss) of nonconsolidated companies	72.1	(1.2)	138.7	(13.2)
Net earnings including noncontrolling interests	856.2	376.5	3,085.7	973.5
Less: Net earnings attributable to noncontrolling interests	14.5	4.6	26.1	7.7
Net earnings attributable to Mosaic	$841.7	$371.9	$3,059.6	$965.8
Diluted net earnings per share attributable to Mosaic	$2.42	$0.97	$8.50	$2.52
Diluted weighted average number of shares outstanding	347.7	383.2	360.1	383.0

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$702.8	$769.5
Receivables, net, including affiliate receivables of $658.1 and $445.0, respectively	1,899.8	1,531.9
Inventories	3,781.2	2,741.4
Other current assets	515.9	282.5
Total current assets	6,899.7	5,325.3
Property, plant and equipment, net of accumulated depreciation of $8,753.2 and $8,238.1, respectively	12,462.5	12,475.3
Investments in nonconsolidated companies	831.7	691.8
Goodwill	1,106.3	1,172.2
Deferred income taxes	753.3	997.1
Other assets	1,384.1	1,374.7
Total assets	$23,437.6	$22,036.4
Liabilities and Equity
Current liabilities:
Short-term debt	$200.6	$302.8
Current maturities of long-term debt	630.1	596.6
Structured accounts payable arrangements	632.5	743.7
Accounts payable	1,199.8	1,260.7
Accrued liabilities	2,467.3	1,883.6
Total current liabilities	5,130.3	4,787.4
Long-term debt, less current maturities	3,329.3	3,382.2
Deferred income taxes	1,009.1	1,016.2
Other noncurrent liabilities	2,233.6	2,102.1
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 391,920,657 shares issued and 340,437,227 shares outstanding as of September 30, 2022, 390,815,099 shares issued and 368,732,231 shares outstanding as of December 31, 2021	3.4	3.7
Capital in excess of par value	—	478.0
Retained earnings	13,858.0	12,014.2
Accumulated other comprehensive loss	(2,280.8)	(1,891.8)
Total Mosaic stockholders' equity	11,580.6	10,604.1
Noncontrolling interests	154.7	144.4
Total equity	11,735.3	10,748.5
Total liabilities and equity	$23,437.6	$22,036.4

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net cash provided by operating activities	$888.8	$422.7	$2,980.1	$1,756.6
Cash Flows from Investing Activities:
Capital expenditures	(353.7)	(340.0)	(906.8)	(925.8)
Purchases of available-for-sale securities - restricted	(33.7)	(122.8)	(459.6)	(323.3)
Proceeds from sale of available-for-sale securities - restricted	29.4	117.1	444.6	303.2
Other	3.4	(5.3)	5.3	15.3
Net cash used in investing activities	(354.6)	(351.0)	(916.5)	(930.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(39.3)	—	(158.6)	(25.0)
Proceeds from issuance of short-term debt	22.5	—	152.8	25.0
Payments of inventory financing arrangement	(200.6)	—	(1,451.0)	—
Proceeds from inventory financing arrangement	401.1	—	1,348.8	—
Payments of structured accounts payable arrangements	(373.4)	(333.0)	(1,144.1)	(675.7)
Proceeds from structured accounts payable arrangements	224.2	235.2	1,020.6	762.7
Collections of transferred receivables	600.1	121.6	1,283.6	310.3
Payments of transferred receivables	(598.9)	(102.2)	(1,363.5)	(262.8)
Payments of long-term debt	(15.9)	(466.0)	(44.5)	(594.7)
Repurchases of stock	(601.8)	(20.0)	(1,601.2)	(20.0)
Cash dividends paid	(68.8)	(47.9)	(163.3)	(95.4)
Other	1.3	(6.0)	14.7	(3.1)
Net cash used in financing activities	(649.5)	(618.3)	(2,105.7)	(578.7)
Effect of exchange rate changes on cash	(19.6)	(32.1)	(21.7)	17.0
Net change in cash, cash equivalents and restricted cash	(134.9)	(578.7)	(63.8)	264.3
Cash, cash equivalents and restricted cash - beginning of period	857.4	1,437.4	786.3	594.4
Cash, cash equivalents and restricted cash - end of period	$722.5	$858.7	$722.5	$858.7

	Three months ended

	September 30, 2022	September 30, 2021
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$702.8	$842.8
Restricted cash in other current assets	8.6	8.6
Restricted cash in other assets	11.1	7.3
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$722.5	$858.7

Condensed Consolidated Statements of Equity
(In millions, except per share amounts)

The Mosaic Company	(unaudited)

		Mosaic Shareholders
	Shares	Dollars
	Common Stock	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive (Loss)	Noncontrolling Interests	Total Equity
Balance as of June 30, 2022	352.1	$3.5	$—	$13,634.9	$(1,887.1)	$157.7	$11,909.0
Total comprehensive income (loss)	—	—	—	841.7	(393.7)	13.7	461.7
Stock option exercises	—	—	1.3	—	—	—	1.3
Vesting of restricted stock units	—	—	0.3	—	—	—	0.3
Stock based compensation	—	—	6.5	—	—	—	6.5
Share repurchases	(11.7)	(0.1)	(8.1)	(566.6)	—	—	(574.8)
Dividends ($0.15 per share)	—	—	—	(52.0)	—	—	(52.0)
Dividends for noncontrolling interests	—	—	—	—	—	(16.7)	(16.7)
Balance as of September 30, 2022	340.4	$3.4	$—	$13,858.0	$(2,280.8)	$154.7	$11,735.3

Balance as of December 31, 2021	368.7	$3.7	$478.0	$12,014.2	$(1,891.8)	$144.4	$10,748.5
Total comprehensive income (loss)	—	—	—	3,059.6	(389.0)	27.0	2,697.6
Stock option exercises	—	—	14.7	—	—	—	14.7
Vesting of restricted stock units	1.1	—	(18.9)	—	—	—	(18.9)
Stock based compensation	—	—	25.6	—	—	—	25.6
Share repurchases	(29.4)	(0.3)	(499.4)	(1,109.5)	—	—	(1,609.2)
Dividends ($0.30 per share)	—	—	—	(106.3)	—	—	(106.3)
Dividends for noncontrolling interests	—	—	—	—	—	(16.7)	(16.7)
Balance as of September 30, 2022	340.4	$3.4	$—	$13,858.0	$(2,280.8)	$154.7	$11,735.3

Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended September 30,
	2022	2021
Net income attributable to Mosaic	$841.7	$371.9
Basic weighted average number of shares outstanding	344.2	379.8
Dilutive impact of share-based awards	3.5	3.4
Diluted weighted average number of shares outstanding	347.7	383.2
Basic net income per share attributable to Mosaic	$2.45	$0.98
Diluted net income per share attributable to Mosaic	$2.42	$0.97
Notable items impact on net income per share attributable to Mosaic	0.80	0.38
Adjusted diluted net income per share attributable to Mosaic	$3.22	$1.35

Free Cash Flow

	Three months ended September 30,	Nine months ended September 30,
	2022	2022
Net cash provided by operating activities	$889	$2,980
Capital expenditures	(353)	(907)
Working capital financing(a)	51	(226)
Free cash flow	$587	$1,847

(a) Includes net proceeds (payments) from inventory financing arrangements and structured accounts payable arrangements.

Adjusted EBITDA

Consolidated Earnings (in millions)	Three months ended September 30,
	2022	2021
Consolidated net earnings attributable to Mosaic	$842	$372
Less: Consolidated interest expense, net	(31)	(48)
Plus: Consolidated depreciation, depletion and amortization	229	186
Plus: Accretion expense	19	17
Plus: Share-based compensation (income) expense	6	5
Plus: Consolidated provision for (benefit from) income taxes	277	177
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	72	(1)
Plus: Notable items	354	163
Adjusted EBITDA	$1,686	$969

	Three months ended
	September 30,	June 30,	September 30,
Potash Earnings (in millions)	2022	2022	2021
Operating Earnings	$793	$915	$220
Plus: Depreciation, Depletion and Amortization	76	81	50
Plus: Accretion Expense	2	2	2
Plus: Foreign Exchange Gain (Loss)	(19)	(23)	(38)
Plus: Notable Items	19	23	38
Adjusted EBITDA	$871	$998	$272

	Three months ended
	September 30,	June 30,	September 30,
Phosphates Earnings (in millions)	2022	2022	2021
Operating Earnings	$131	$578	$326
Plus: Depreciation, Depletion and Amortization	121	133	106
Plus: Accretion Expense	13	14	13
Plus: Foreign Exchange Gain (Loss)	3	—	6
Plus: Other Income (Expense)	1	(24)	1
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	14	9	4
Plus: Notable Items	226	66	31
Adjusted EBITDA	$481	$758	$479

	Three months ended
	September 30,	June 30,	September 30,
Mosaic Fertilizantes (in millions)	2022	2022	2021
Operating Earnings	$323	$420	$290
Plus: Depreciation, Depletion and Amortization	28	27	26
Plus: Accretion Expense	4	4	3
Plus: Foreign Exchange Gain (Loss)	(66)	(83)	(40)
Plus: Other Income	(1)	(1)	(2)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	(1)	—
Plus: Notable Items	55	76	40
Adjusted EBITDA	$343	$444	$317

	Three months ended
Potash Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2022	2022	2021
Gross margin / tonne	$373	$403	$131
Notable items in gross margin / tonne	—	—	—
Adjusted gross margin / tonne	$373	$403	$131

	Three months ended
Phosphate Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2022	2022	2021
Gross margin / tonne	$217	$383	$198
Notable items in gross margin / tonne	5	—	10
Adjusted gross margin / tonne	$222	$383	$208

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	September 30,	June 30,	September 30,
	2022	2022	2021
Gross margin / tonne	$123	$194	$99
Notable items in gross margin / tonne	(5)	—	(1)
Adjusted gross margin / tonne	$118	$194	$98